Exhibit 99.1
News Release
	Contacts:	Carl A. Luna, SVP and CFO Copano Energy, L.L.C. 713-621-9547 Jack Lascar / jlascar@drg-l.com Anne Pearson/ apearson@drg-l.com DRG&L/ 713-529-6600

FOR IMMEDIATE RELEASE

Copano Maintains Quarterly Cash Distribution

HOUSTON, Texas, January 11, 2012 – Copano Energy, L.L.C. (NASDAQ: CPNO) announced today a cash distribution for the fourth quarter of 2011 of $0.575 per unit, or $2.30 per unit on an annualized basis, for all of its outstanding common units. This distribution will be payable on February 9, 2012, to holders of record of common units at the close of business on January 26, 2012.

“Copano will maintain its $0.575 quarterly distribution to unitholders,” said R. Bruce Northcutt, President and Chief Executive Officer of Copano. “We estimate that our fourth quarter distributable cash flow will be significantly higher compared to the third quarter and that our distribution coverage will be in excess of 100% due to increased volumes related to the completion and start-up of several of our Eagle Ford shale projects during the quarter.” Northcutt added, “We are very pleased with the pace of our Eagle Ford volume build-up and the NGLs we are recovering, and expect even better results in the first quarter as we see the full-quarter effect of our projects.”

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d).  Please note that 100% of Copano’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Copano’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable.  Nominees, and not Copano, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

About Copano Energy, L.L.C.
Copano Energy, L.L.C. (NASDAQ: CPNO) is a midstream natural gas company with operations in Texas, Oklahoma, Wyoming and Louisiana. Its assets include approximately 6,700 miles of active natural gas gathering and transmission pipelines, 370 miles of NGL pipelines and 10 natural gas processing plants, with more than 1 billion cubic feet per day of combined processing capacity and 44,000 barrels per day of fractionation capacity. More information is available at http://www.copano.com.

This press release includes “forward-looking statements,” as defined by the Securities and Exchange Commission.  Statements that address activities or events that Copano believes will or may occur in the future are forward-looking statements.  These statements include, but are not limited to, statements about future producer activity and Copano’s total distributable cash flow and distribution coverage.  These statements are based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors management believes are reasonable.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include the following risks and uncertainties, many of which are beyond Copano’s control: price volatility and market demand for natural gas and natural gas liquids; Copano’s ability to continue to obtain new sources of natural gas supply and retain its key customers; the impact on volumes and resulting cash flow of technological, economic and other uncertainties inherent in estimating future production, producers’ ability to drill and successfully complete and attach new natural gas supplies and the availability of downstream transportation systems and other facilities for natural gas and NGLs; higher construction costs or project delays due to inflation, limited availability of required resources or the effects of environmental, legal or other uncertainties; general economic conditions; the effects of government regulations and policies; and other financial, operational and legal risks and uncertainties detailed from time to time in Copano’s filings with the Securities and Exchange Commission.